Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Douglas Ian Shaw	4 West Second Street
	Corporate Secretary	Riverhead, NY 11901
	(631) 727-5667	(631) 727-5667 (Voice) - (631) 727-3214 (FAX)
invest@suffolkbancorp.com

SUFFOLK BANCORP ANNOUNCES EARNINGS FOR THE SECOND QUARTER OF 2009

Riverhead, New York, July 15, 2009 — Suffolk Bancorp (NASDAQ - SUBK) today released the results of its operations during the second quarter of 2009. Earnings-per-share were $0.59, a decrease of 1.7 percent from $0.60 during the comparable period of 2008. Net income was $5,708,000, down 0.1 percent from $5,714,000 during same quarter last year. Earnings-per-share for the year to date were $1.18, down 15.1 percent from $1.39 a year ago. Net income for the year to date was $11,367,000, down 14.4 percent from $13,273,000 posted during the first half of 2008. However, earnings for the first half of 2008 included a non-recurring gain from the proceeds of the sale of shares of VISA, Inc. to the public on March 19, 2008. These shares had been acquired as a result of Suffolk’s membership in the VISA payments organization prior to the offering. The transaction added $2,429,000 to Suffolk’s net income during the first quarter of 2008, net of provision for income taxes, and amounted to $0.25 per share. Accordingly, to compare the first half of 2009 to the first half of 2008 exclusive of the VISA transaction, earnings-per-share were $1.18, an increase of 4.0 percent from $1.14 during the comparable period of 2008. Net income for the year to date was $11,367,000, up 4.8 percent from $10,844,000 last year. A detailed financial summary follows the text.

J. Gordon Huszagh, President and Chief Executive Officer commented, “The recession remains the biggest economic story of the day. We are ever mindful of its impact on our economy and understand the effect it is having on all Americans. It is becoming increasingly apparent that the national and global economies will not rebound as quickly as some had hoped, and this affects nearly all individuals and entities doing business today. With that in mind, we in management here at Suffolk are pleased with our relative performance as we navigate through the current recession. We were able to hold the decrease in earnings-per-share to just one penny per share, even in the face of a 3,503 percent increase in FDIC assessments for the quarter, year to year, and a 250 percent increase in the provision of loan losses. Return on average equity was a healthy 18.94 percent, well above long term averages for the industry, and nearly seven times the industry average of 3.09 percent during the first quarter of 2009.”

He continued, “The main reasons for our success in sustaining Suffolk’s profitability through the current economic turmoil are our discipline in managing our marginal cost of funds, and a similar discipline in managing our loan portfolio. Our net interest margin increased to 5.14 percent for the quarter, up from 4.71 percent during the second quarter of last year, owing primarily to falling interest rates. We were able to reduce our use of wholesale borrowings, replacing them with local deposits. Loans have increased by 10.7 percent, from year to year as we have been able to add relationships with new customers. This growth has allowed us to employ most of our retained earnings in earning assets, while also allowing our total risk-based capital cushion to climb to more than 11 percent, almost one percent higher than it was a year ago, and more than one percent higher than the regulatory standard for a “well-capitalized” bank. Along with an increased allowance for loan losses, this helps us position ourselves for possible difficulties our customers may encounter in the current economic turmoil. It also positions us for possible increases in regulatory capital requirements without obliging us to the expensive process of raising equity capital in uncertain and competitive markets.”

PRESS RELEASE
July 15, 2009

Mr. Huszagh went on to say, “While we have not been untouched by the recession, our net charge-offs remain comparatively low at 6 basis points, or approximately one quarter of the 22 basis points written off by banks in the New York metropolitan area during the first quarter of 2009, one seventh of the 45 basis points at banks nationwide, and one tenth of the 63 basis points at banks of $1-5 billion in assets (Source: SNL Securities). At June 30, 2009, total non-performing and restructured loans more than 30 days past due represented less than 2 percent of the loan portfolio, although that does represent a significant increase from both the prior quarter, and the prior year. Even so, I would like to provide you with an overview of the actual exposure that presents to Suffolk. Of the $21,125,000, $20,190,000 is secured by collateral valued at about $33,085,000 having a cumulative loan-to-value of approximately 61 percent. The unsecured portion of $935,000 amounts to only 8 basis points (8/10,000ths) of net loans at quarter end. In good times and not so good, Suffolk follows a consistent methodology and analysis to determine what the allowance for loan losses should be, and makes the appropriate provision to maintain it at that level. Certain aspects of the analysis reflect the stress in our economy and the potential impact that it could have on our borrowers, resulting in a quarterly provision substantially higher than in the previous year. As a practical matter, not only have we maintained our underwriting standards for new loans, our loan officers monitor our existing credits closely. When necessary, possible, and prudent, and based on a viable business plan, we work with our customers to restructure loan agreements on mutually beneficial terms. Our focus is always on ensuring the best possible outcome in the long run for both Suffolk and its customers.”

Mr. Huszagh further emphasized that, “As the FDIC has been forced to wind down the operations of undercapitalized banks, it has been compelled to impose higher rates on insured financial institutions, as well as a special assessment to provide for claims against its insurance fund. At Suffolk, FDIC assessments totaled $1,685,000 for the year to date of which approximately $800,000 was accrued for the special assessment charged in the second quarter. This compares to assessments of just $71,000 during the same period last year. Federal officials have not ruled out the need for additional “special” assessments in the future. We want our shareholders to understand that these expenses will be both substantial and uncertain for some time.”

Mr. Huszagh concluded stating, “We take considerable pride in having managed Suffolk this well for this long in such a turbulent and unpredictable economy. We make no promises about our performance in the future, and we fully expect that there will be further, unpleasant developments, both in the broader economy and among specific credits in our own portfolio. However, we believe that the regular, disciplined execution of our fundamental strategy is what has gotten us this far this successfully. We also believe that it will help us to perform as well as the recession will permit, leaving us in a position of strength and profitability when the recovery finally arrives.”

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. Organized in 1890, Suffolk County National Bank has 29 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release may include statements which look to the future. These can include remarks about Suffolk Bancorp, the banking industry, and the economy in general. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; and changes in government regulations.

PRESS RELEASE
July 15, 2009

STATISTICAL SUMMARY

(unaudited, in thousands of dollars except for share and per share data)

	2nd Qtr 2009	2nd Qtr 2008	Change		6 Mos. 2009	6 Mos. 2008	Change
EARNINGS
Earnings-Per-Share—Basic	$0.59	$0.60	(1.7%	)	$1.18	$1.39	(15.1%	)
Cash Dividends-Per-Share	0.22	0.22	0.0%		0.44	0.44	0.0%
Net Income	5,708	5,714	(0.1%	)	11,367	13,273	(14.4%	)
Net Interest Income	18,906	16,438	15.0%		37,044	32,301	14.7%

AVERAGE BALANCES
Average Assets	$1,657,334	$1,554,661	6.6%		$1,642,109	$1,523,693	7.8%
Average Net Loans	1,117,737	1,014,318	10.2%		1,103,222	992,019	11.2%
Average Investment Securities	426,120	447,803	(4.8%	)	433,754	435,760	(0.5%	)
Average Interest-Earning Assets	1,543,857	1,462,422	5.6%		1,537,029	1,427,981	7.6%
Average Deposits	1,364,631	1,178,736	15.8%		1,318,788	1,161,300	13.6%
Average Borrowings	131,531	246,272	(46.6%	)	166,529	228,769	(27.2%	)
Average Interest-Bearing Liabilities	1,023,111	995,869	2.7%		1,034,141	970,198	6.6%
Average Equity	120,541	114,549	5.2%		117,952	112,369	5.0%

RATIOS
Return on Average Equity	18.94%	19.95%	(5.1%	)	19.27%	23.62%	(18.4%	)
Return on Average Assets	1.38%	1.47%	(6.1%	)	1.38%	1.74%	(20.7%	)
Average Equity/Assets	7.27%	7.37%	(1.4%	)	7.18%	7.37%	(2.6%	)
Net Interest Margin (FTE)	5.14%	4.71%	9.1%		5.05%	4.75%	6.3%
Efficiency Ratio	57.66%	54.55%	5.7%		56.78%	50.28%	12.9%
Tier 1 Leverage Ratio June 30	7.88%	7.41%	6.3%
Tier 1 Risk-based Capital Ratio June 30	10.21%	9.48%	7.7%
Total Risk-based Capital Ratio June 30	11.09%	10.12%	9.6%

ASSET QUALITY during period:
Net Charge-offs	$167	$222	(24.8%	)	$203	$252	(19.4%	)
Net Charge-offs/ Average Net Loans (annualized)	0.06%	0.09%	(33.3%	)	0.04%	0.05%	(20.0%	)
at end of period:
Loans Not Accruing Interest/ Loans Past Due 90 Days	$11,050	$3,742	195.3%
Restructured Loans Past Due 30 Days	10,075	—	100.0%
Foreclosed Real Estate (“OREO”)	—	—	0.0%
Total Non-performing & Restructured Assets	21,125	3,742	464.5%
Allowance/Non-performing & Restructured Assets	51.47%	210.72%	(75.6%	)
Allowance/Loans, Net of Discount	0.96%	0.77%	24.7%
Net Loans/Deposits	78.62%	83.59%	(5.9%	)

EQUITY
Shares Outstanding	9,598,539	9,568,730	0.3%
Common Equity	$123,665	$115,275	7.3%
Book Value Per Common Share	12.88	12.05	6.9%
Tangible Common Equity	122,851	114,461	7.3%
Tangible Book Value Per Common Share	12.80	11.96	7.0%

LOAN DISTRIBUTION at end of period:
Commercial, Financial & Agricultural Loans	$249,705	$236,920	5.4%
Commercial Real Estate Mortgages	369,376	307,429	20.2%
Real Estate—Construction Loans	133,396	111,167	20.0%
Residential Mortgages (1st and 2nd Liens)	214,444	204,197	5.0%
Home Equity Loans	82,093	68,951	19.1%
Consumer Loans	85,017	95,800	(11.3%	)
Other Loans	1,009	723	39.6%

Total Loans (Net of Unearned Discounts)	$1,135,040	$1,025,187	10.7%

PRESS RELEASE
July 15, 2009

CONSOLIDATED STATEMENTS OF CONDITION

(unaudited, in thousands of dollars except for share and per share data)

	June 30,		Change
	2009	2008
ASSETS
Cash & Due From Banks	$86,485	$68,329	26.6%
Investment Securities:
Available for Sale, at Fair Value	388,332	420,997	(7.8%)
Obligations of States & Political Subdivisions	14,261	8,048	77.2%
Federal Reserve Bank Stock	652	638	2.2%
Federal Home Loan Bank Stock	5,609	8,827	(36.5%)
Corporate Bonds & Other Securities	100	100	0.0%

Total Investment Securities	408,954	438,610	(6.8%)

Total Loans	1,135,040	1,025,187	10.7%
Allowance for Loan Losses	10,873	7,885	37.9%

Net Loans	1,124,167	1,017,302	10.5%

Premises & Equipment, Net	23,774	22,199	7.1%
Accrued Interest Receivable, Net	7,012	7,403	(5.3%)
Goodwill	814	814	0.0%
Other Assets	20,961	15,638	34.0%

TOTAL ASSETS	$1,672,167	$1,570,295	6.5%

LIABILITIES & STOCKHOLDERS’ EQUITY
Demand Deposits	$497,014	$439,735	13.0%
Saving, N.O.W. & Money Market Deposits	585,641	452,893	29.3%
Time Certificates of $100,000 or More	231,611	138,028	67.8%
Other Time Deposits	115,653	186,398	(38.0%)

Total Deposits	1,429,919	1,217,054	17.5%

Federal Home Loan Bank Borrowings	90,000	165,100	(45.5%)
Repurchase Agreements	—	54,770	(100.0%)
Dividend Payable on Common Stock	2,112	2,105	0.3%
Accrued Interest Payable	904	2,238	(59.6%)
Other Liabilities	25,567	13,753	85.9%

TOTAL LIABILITIES	1,548,502	1,455,020	6.4%

STOCKHOLDERS’ EQUITY
Common Stock (par value $2.50; 15,000,000 shares authorized; 9,598,539 and 9,568,730 shares outstanding at June 30, 2009 and 2008, respectively)	33,988	33,911	0.2%
Surplus	21,261	20,266	4.9%
Treasury Stock at Par (3,996,878 and 3,995,661 shares, respectively)	(9,992)	(9,989)	0.0%
Retained Earnings	86,201	71,891	19.9%

	131,458	116,079	13.2%

Accumulated Other Comprehensive Loss, Net of Tax	(7,793)	(804)	869.3%

TOTAL STOCKHOLDERS’ EQUITY	123,665	115,275	7.3%

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,672,167	$1,570,295	6.5%

PRESS RELEASE
July 15, 2009

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands of dollars except for share and per share data)

	For the 3 Months Ended				For the Year to Date
	6/30/09	6/30/08	Change		2009	2008	Change
INTEREST INCOME
Federal Funds Sold	$—	$2	(100.0%	)	$—	$3	(100.0%	)
United States Treasury Securities	99	99	0.0%		198	198	0.0%
Obligations of States & Political Subdivisions	1,757	1,537	14.3%		3,450	3,048	13.2%
Mortgage-Backed Securities	1,713	2,133	(19.7%	)	3,546	3,965	(10.6%	)
U.S. Government Agency Obligations	656	1,035	(36.6%	)	1,443	2,093	(31.1%	)
Corporate Bonds & Other Securities	153	200	(23.5%	)	211	381	(44.6%	)
Loans	17,647	16,980	3.9%		34,876	34,265	1.8%

Total Interest Income	22,025	21,986	0.2%		43,724	43,953	(0.5%	)

INTEREST EXPENSE
Saving, N.O.W. & Money Market Deposits	867	1,438	(39.7%	)	1,798	2,756	(34.8%	)
Time Certificates of $100,000 or more	852	987	(13.7%	)	1,425	2,133	(33.2%	)
Other Time Deposits	674	1,464	(54.0%	)	1,624	3,334	(51.3%	)
Federal Funds Purchased & Repurchase Agreements	—	370	(100.0%	)	120	886	(86.5%	)
Interest on Other Borrowings	726	1,289	(43.7%	)	1,713	2,543	(32.6%	)

Total Interest Expense	3,119	5,548	(43.8%	)	6,680	11,652	(42.7%	)
Net-interest Income	18,906	16,438	15.0%		37,044	32,301	14.7%
Provision for Loan Losses	1,050	300	250.0%		2,025	525	285.7%

Net-interest Income After Provision	17,856	16,138	10.6%		35,019	31,776	10.2%

OTHER INCOME
Service Charges on Deposit Accounts	1,336	1,433	(6.8%	)	2,665	2,806	(5.0%	)
Other Service Charges, Commissions & Fees	851	727	17.1%		1,657	1,446	14.6%
Fiduciary Fees	256	376	(31.9%	)	542	748	(27.5%	)
Net Securities Gains	—	—	0.0%		—	3,737	(100.0%	)
Other Operating Income	384	156	146.2%		727	305	138.4%

Total Other Income	2,827	2,692	5.0%		5,591	9,042	(38.2%	)

OTHER EXPENSE
Salaries & Employee Benefits	6,870	6,322	8.7%		13,702	12,659	8.2%
Net Occupancy Expense	1,239	1,070	15.8%		2,587	2,174	19.0%
Equipment Expense	561	519	8.1%		1,133	1,046	8.3%
FDIC Assessments	1,261	35	3,502.9%		1,685	71	2,273.2%
Other Operating Expense	2,600	2,489	4.5%		5,100	4,839	5.4%

Total Other Expense	12,531	10,435	20.1%		24,207	20,789	16.4%
Income Before Provision for Income Taxes	8,152	8,395	(2.9%	)	16,403	20,029	(18.1%	)
Provision for Income Taxes	2,444	2,681	(8.8%	)	5,036	6,756	(25.5%	)

NET INCOME	$5,708	$5,714	(0.1%	)	$11,367	$13,273	(14.4%	)

Average: Common Shares Outstanding	9,598,364	9,568,730	0.3%		9,594,294	9,581,142	0.1%
Dilutive Stock Options	16,500	22,572	(26.9%	)	17,892	17,767	0.7%

Average Total	9,614,864	9,591,302	0.2%		9,612,186	9,598,909	0.1%

EARNINGS PER COMMON SHARE Basic	$0.59	$0.60	(1.7%	)	$1.18	$1.39	(15.1%	)
Diluted	$0.59	$0.60	(1.7%	)	$1.18	$1.38	(14.5%	)